Exhibit 99.1
N E W S R E L E A S E

MVB Financial Corp. Announces First Quarter 2025 Results

(FAIRMONT, WV) April 30, 2025 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial,” “MVB” or the “Company”), the holding company for MVB Bank, Inc. (“MVB Bank”), today announced financial results for the first quarter of 2025, with reported net income of $3.6 million, or $0.28 basic and $0.27 diluted earnings per share.

First Quarter 2025 Highlights
Net interest margin up 20 bps, to 3.63%, from the prior quarter.
Net interest income up 7.1% from the prior quarter.
Noninterest expense down 14.6% from the prior quarter.
Noninterest bearing deposits represent 40.0% of total deposits.
Asset quality indicators improved, and capital strength was further enhanced.
Book value per share and tangible book value per share increased
1.4% and 2.1% to $23.94 and $23.85, respectively, from the prior quarter.

From Larry F. Mazza, Chief Executive Officer, MVB Financial:
“MVB’s first quarter results reflect tangible progress following the strategic repositioning of our business model over the past year. Our best-in-class funding profile supported meaningful expansion in our net interest margin and growth in net interest income.

“We also made significant progress in managing our expense base, as we continue to right-size our cost structure. This follows infrastructure investments made to support MVB’s next phase of growth. At the same time, asset quality metrics improved, our strong liquidity position was preserved and our capital base further strengthened providing the flexibility to deploy capital opportunistically.

“While we strive for continuous improvement and market conditions remain dynamic, I’m encouraged by our first quarter performance and confident in MVB’s ability to adapt, execute and deliver long-term value for our clients and stakeholders.”

FIRST QUARTER 2025 HIGHLIGHTS
•Net interest margin expansion driven by growth of net interest income and higher average earning asset balances.
•Net interest margin on a fully tax-equivalent basis, a non-U.S. GAAP financial measure, was 3.66%, up 20 basis points from the prior quarter, driven primarily by increased net interest income and a lower cost of funds, partially offset by a slight decline in earning asset yields. Total cost of funds was 2.28%, down 28 basis points compared to the prior quarter, primarily reflecting a shift in deposit mix. Total earning asset yield was 5.91%, down five basis points compared to the prior quarter, primarily due to a shift in the mix of earning assets.
•Net interest income on a fully tax-equivalent basis, a non-U.S. GAAP financial measure, increased $1.8 million, or 7.1%, to $26.9 million relative to the prior quarter, reflecting higher average earning assets balances.
•Average earning assets balance increased $92.5 million, or 3.2%, from the prior quarter to $2.98 billion, reflecting higher interest-bearing balances with banks, partly reflecting seasonal tax volume in banking-as-a-service operations, partially offset by lower average loan balances.
•Total loan balances declined $36.8 million, or 1.8%, from the prior quarter to $2.06 billion, reflecting elevated loan payoff activity and muted market demand. Loan payoff activity included $13.4 million in loan amortization and payoffs of classified loans, while government contracting and renewable energy loans were down $37.3 million from the prior quarter as a result of market conditions.
•Total deposits declined $109.8 million, or 4.1%, to $2.58 billion compared to the prior quarter-end, primarily reflecting a decline in brokered certificate of deposits (“CD”) balances, partially offset by an increase in noninterest bearing (“NIB”) deposits. NIB deposits increased $92.1 million, or 9.8%, to $1.03 billion, and represent 40.0% of total deposits as of March 31, 2025, as compared to 34.9% as of the prior quarter-end. The loan-to-deposit ratio was 79.9% as of March 31, 2025, compared to 78.0% as of the prior quarter-end.
•Off-balance sheet deposits totaled $1.52 billion as of March 31, 2025, an increase of $98.6 million, or 6.9%, compared to $1.42 billion at December 31, 2024.

•Noninterest expenses decline on cost rationalization efforts; Noninterest income lower on decline in asset sale gains.
•Total noninterest expense declined $4.9 million, or 14.6%, compared to the prior quarter, primarily reflecting lower salaries expense and professional fees. Compared to the prior year-ago period, total noninterest expense declined $1.5 million, or 4.9%. Cost control initiatives reflect ongoing efforts to right-size MVB’s cost structure. This follows infrastructure investments made to support MVB’s next phase of growth and the transition of our business model.
•Noninterest income totaled $7.0 million, a decline of $14.3 million from the prior quarter. Lower noninterest income reflects the $11.8 million gain on sale of assets associated with the sale-leaseback transaction that was completed in the prior quarter, $0.6 million in equity method investments income from our mortgage segment in the current quarter compared to $1.3 million in the prior quarter and a loss of $0.1 million on the sale of loans in the current quarter as compared to a gain of $1.0 million in the prior quarter. These declines were partially offset by an increase of $1.2 million, or 30.6%, in payment card and service charge income, which in part reflects seasonal considerations.
•Measures of foundational strength, including asset quality, capital, and tangible book value per share, were improved.
•Nonperforming loans declined $4.3 million, or 17.6%, to $20.3 million, or 1.0% of total loans, from $24.6 million, or 1.2% of total loans, at the prior quarter end.
•Net charge-offs were $0.9 million, or 0.2% of loans, for the first quarter, compared to $1.5 million, or 0.3% of loans, for the prior quarter.
•Provision for credit losses totaled $0.2 million, compared to $0.3 million for the prior quarter. Allowance for credit losses was 0.9% of total loans, consistent with the prior quarter end.
•The Community Bank Leverage Ratio, Tier 1 Risk-Based Capital Ratio and MVB Bank’s Total Risk-Based Capital Ratio were 10.9%, 15.5% and 16.4%, respectively, compared to 11.2%, 15.1% and 15.8%, respectively, at the prior quarter end.
•The tangible common equity ratio, a non-U.S. GAAP financial measure, was 10.2% as of March 31, 2025, up from 9.7% as of December 31, 2024 and 8.1% as of March 31, 2024.
•Book value per share and tangible book value per share, a non-U.S. GAAP measure, were $23.94 and $23.85, respectively, which represent increases of 1.4% and 2.1% relative to the prior quarter-end and 5.3% and 6.1% from the year-ago period.

INCOME STATEMENT
Net interest income on a fully tax-equivalent basis totaled $26.9 million for the first quarter of 2025, an increase of $1.8 million, or 7.1%, from the fourth quarter of 2024 and a decline of $3.5 million, or 11.4%, from the first quarter of 2024. The increase from the prior quarter reflects a higher net interest margin and higher average earning asset balances, while the decline from the first quarter of 2024 reflects net interest margin contraction and lower earning asset balances.

Interest income increased $0.2 million, or 0.4%, from the fourth quarter of 2024 and declined $6.8 million, or 13.6%, from the first quarter of 2024. The increase in interest income relative to the prior quarter reflects an increase in cash balances due to seasonal tax volume in banking-as-a-service operations and higher investment security balances, partially offset by a decline in loans. The decline in interest income relative to the year-ago period reflects declines in cash balances, driven by the exit of digital asset program accounts, and loan balances, partially offset by higher investment securities balances.

Interest expense declined $1.6 million, or 8.8%, from the fourth quarter of 2024 and $3.3 million, or 16.8%, from the first quarter of 2024. The cost of funds declined to 2.28% for the first quarter of 2025, as compared to 2.56% for the fourth quarter of 2024 and 2.52% for the first quarter of 2024. The lower cost of funds compared to the prior quarter reflects a shift in the mix of average deposits, primarily reflecting an increase in the ratio of average noninterest-bearing deposits to total deposits and the repricing of CDs. Relative to the year-ago period, the decline reflects the impact of lower interest rates on our deposits and a shift in the mix of average deposits.

On a tax-equivalent basis, net interest margin for the first quarter of 2025 was 3.66%, an increase of 20 basis points versus the fourth quarter of 2024 and a decline of 17 basis points versus the first quarter of 2024. The increase in net interest margin relative to the prior quarter primarily reflects a decline in funding costs, partially offset by a slight decline in earning asset yields. The decline in net interest margin relative to the prior year-ago period primarily reflects a decline in earning asset yields, partially offset by lower funding costs. See the table below for a reconciliation between net interest margin and net interest margin on a fully tax-equivalent basis, a non-U.S. GAAP measure.
Noninterest income totaled $7.0 million for the first quarter of 2025, a decline of $14.3 million from the fourth quarter of 2024 and $0.8 million from the first quarter of 2024. The decline compared to the prior quarter is primarily attributable to the $11.8 million gain on sale of assets associated with the sale-leaseback transaction that was completed in the fourth quarter of 2024. Additionally, there was equity method investments income from our mortgage segment of $1.3 million in the fourth quarter of 2024, compared to $0.6 million in the current quarter, and a gain on sale of loans in the fourth quarter of 2024 of $1.0 million, compared to a loss of $0.1 million in the current quarter. These declines were partially offset by an increase of $1.2 million in payment card and service charge income and a $0.6 million gain on divestiture activity related to the sale of Trabian Technology, Inc (“Trabian”) during the first quarter of 2025. The $0.8 million decline in noninterest income from the first quarter of 2024 was primarily driven by declines of $1.6 million in other operating income and $0.7 million in gain on sale of available-for-sale securities. These declines were partially offset by equity method investments income of $0.6 million from our mortgage segment, compared to a $1.1 million loss in the first quarter of 2024, and a $0.6 million gain on divestiture activity related to the sale of Trabian during the first quarter of 2025.

Noninterest expense totaled $28.7 million for the first quarter of 2025, a decline of $4.9 million from the fourth quarter of 2024 and $1.5 million from the first quarter of 2024. The decline from the fourth quarter of 2024 primarily reflects declines of $2.4 million in salaries and employee benefits and $2.2 million in professional fees. The decline from the first quarter of 2024 primarily reflects a decline of $2.2 million in professional fees, partially offset by an increase of $0.6 million in other operating expense.

Basic and diluted earnings per share were $0.28 and $0.27, respectively, for the first quarter of 2025, compared to $0.73 and $0.72, respectively, for the fourth quarter of 2024. Earnings for the fourth quarter of 2024 included an $11.8 million pre-tax gain on sale of assets associated with a sale-leaseback transaction.

BALANCE SHEET
Loans totaled $2.06 billion as of March 31, 2025, a decline of $36.8 million, or 1.8%, from December 31, 2024, and $204.0 million, or 9.0%, from March 31, 2024. The decline in loan balances relative to the prior quarters primarily reflects slower loan growth based on overall market conditions and the impact of loan amortization and payoffs. Of the $36.8 million decline from December 31, 2024, $13.4 million represented loan amortization and payoffs of classified loans, which strengthened the asset quality of our loan portfolio. Loan production during the first quarter of 2025 totaled $99.7 million, which was comprised of $65.6 million in loans that were originated and funded during the quarter and $34.1 million of previous commitments that were funded.

Deposits totaled $2.58 billion as of March 31, 2025, a decline of $109.8 million, or 4.1%, from December 31, 2024, and $561.5 million, or 17.9%, from March 31, 2024. The decline in deposits relative to the prior quarter primarily reflects a $90.2 million, or 18.2%, decline in brokered CDs, as well as utilization of off-balance sheet deposit networks. Relative to the year-ago period, the decline in total deposits reflects a $42.8 million, or 9.5%, decline in brokered CDs, as well as lower NIB deposits.

NIB deposits totaled $1.03 billion as of March 31, 2025, an increase of $92.1 million, or 9.8%, from December 31, 2024 and a decline of $358.0 million, or 25.7%, from March 31, 2024. Relative to the prior quarter-end, the increase in NIB reflects seasonal tax volume in banking-as-a-service operations. Relative to the prior year period, the decline in NIB deposits reflected the exit of digital asset program accounts. NIB deposits represented 40.0% of total deposits as of March 31, 2025, compared to 34.9% of total deposits at the prior quarter-end and 44.2% for the year-ago period.

Off-balance sheet deposits totaled $1.52 billion as of March 31, 2025, an increase of $98.6 million, or 6.9%, compared to $1.42 billion at December 31, 2024, and a decline of $3.4 million, or 0.2%, from $1.53 billion at March 31, 2024. Off-balance sheet deposit networks are utilized to generate fee income, enhance capital efficiency and manage liquidity and concentration risk.

CAPITAL
The Community Bank Leverage Ratio was 10.9% as of March 31, 2025, compared to 11.2% as of December 31, 2024, and 10.1% as of March 31, 2024. MVB’s Tier 1 Risk-Based Capital Ratio was 15.5% as of March 31, 2025, compared to 15.1% as of December 31, 2024 and 14.4% as of March 31, 2024. The Bank’s Total Risk-Based Capital Ratio was 16.4% as of March 31, 2025, compared to 15.8% as of December 31, 2024 and 15.2% as of March 31, 2024.

The tangible common equity ratio, a non-U.S. GAAP financial measure, was 10.2% as of March 31, 2025, up from 9.7% as of December 31, 2024 and 8.1% as of March 31, 2024. See the reconciliation of the tangible common equity ratio to its most directly comparable U.S. GAAP financial measure later in this release.

The Company issued a quarterly cash dividend of $0.17 per share for the first quarter of 2025, consistent with the fourth quarter of 2024 and the first quarter of 2024.

ASSET QUALITY
Nonperforming loans totaled $20.3 million, or 1.0% of total loans, as of March 31, 2025, as compared to $24.6 million, or 1.2% of total loans, as of December 31, 2024, and $7.5 million, or 0.3% of total loans, as of March 31, 2024. Criticized loans as a percentage of total loans were 6.6% as of March 31, 2025, compared to 6.2% as of December 31, 2024 and 5.8% as of March 31, 2024. Classified loans as a percentage of total loans were 3.2% as of March 31, 2025, compared to 3.8% as of December 31, 2024 and 2.1% as of March 31, 2024.

Net charge-offs were $0.9 million, or 0.2% of total loans, for the first quarter of 2025, compared to $1.5 million, or 0.3% of total loans, for the fourth quarter of 2024 and $1.3 million, or 0.2% of total loans, for the first quarter of 2024.

The provision for credit losses totaled $0.2 million, compared to $0.3 million for the prior quarter ended December 31, 2024 and $2.0 million for the quarter ended March 31, 2024. The allowance for credit losses for loans was 0.9% of total loans at March 31, 2025, consistent with December 31, 2024 and down from 1.0% at March 31, 2024.

About MVB Financial Corp.
MVB Financial, the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® (“Nasdaq”) under the ticker “MVBF.”

MVB Financial is a financial holding company headquartered in Fairmont, West Virginia. Through its subsidiary, MVB Bank, and MVB Bank’s subsidiaries, MVB Financial provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond.

Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services.

For more information about MVB Financial, please visit ir.mvbbanking.com.

Forward-looking Statements
MVB Financial has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this press release that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about the future and are subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “could,” “should,” “would,” “will,” “plans,” “believes,” “estimates,” “expects,” “anticipates,” “intends,” “continues” or the negative of those terms or similar expressions. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in forward-looking statements. Therefore, undue reliance should not be placed upon any forward-looking statements. Those factors include but are not limited to: market, economic, operational, liquidity and credit risk; changes in market interest rates; inability to successfully execute business plans, including strategies related to investments in Fintech companies; competition; unforeseen events, such as pandemics or natural disasters, and any governmental or societal responses thereto; changes in economic, business and political conditions; changes in demand for loan products and deposit flow; changes in deposit classifications; operational risks and risk management failures; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as its other filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, the Company disclaims any obligation to update, revise or correct any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this earnings release should be directed to:

MVB Financial Corp.
Donald T. Robinson, President and Chief Financial Officer
(304) 598-3500
drobinson@mvbbanking.com

Amy Baker, VP, Corporate Communications and Marketing
(844) 682-2265
abaker@mvbbanking.com

Non-U.S. GAAP Financial Measures
This document contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management uses these non-U.S. GAAP measures in its analysis of the Company’s performance. These measures should not be considered a substitute for U.S. GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with U.S. GAAP. Management believes the presentation of non-U.S. GAAP financial measures that exclude the impact of specified items provide useful supplemental information that is essential to a proper understanding of the Company’s financial condition and results. Non-U.S. GAAP measures are not formally defined under U.S. GAAP, and other entities may use calculation methods that differ from those used by us. As a complement to U.S. GAAP financial measures, our management believes these non-U.S. GAAP financial measures assist investors in comparing the financial condition and results of operations of financial institutions due to the industry prevalence of such non-U.S. GAAP measures. See the tables below for a reconciliation of these non-U.S. GAAP measures to the most directly comparable U.S. GAAP financial measures.

MVB Financial Corp.
Financial Highlights
Consolidated Statements of Income
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2025	2024	2024
	First Quarter	Fourth Quarter	First Quarter
Interest income	$43,229	$43,058	$50,030
Interest expense	16,553	18,154	19,891
Net interest income	26,676	24,904	30,139
Provision for credit losses	177	331	1,997
Net interest income after provision for credit losses	26,499	24,573	28,142

Total noninterest income	7,008	21,280	7,834

Noninterest expense:
Salaries and employee benefits	16,412	18,795	16,489
Other expense	12,289	14,825	13,702
Total noninterest expenses	28,701	33,620	30,191

Income before income taxes	4,806	12,233	5,785
Income taxes	1,247	2,795	1,283
Net Income, before noncontrolling interest	3,559	9,438	4,502
Net (income) loss attributable to noncontrolling interest	18	2	(20)
Net income available to common shareholders	$3,577	$9,440	$4,482

Earnings per share - basic	$0.28	$0.73	$0.35
Earnings per share - diluted	$0.27	$0.72	$0.34

Noninterest Income
(Unaudited) (Dollars in thousands)

	Quarterly
	2025	2024	2024
	First Quarter	Fourth Quarter	First Quarter
Card acquiring income	$549	$489	$251
Service charges on deposits	1,158	859	1,523
Interchange income	3,278	2,470	3,039
Total payment card and service charge income	4,985	3,818	4,813

Equity method investments income (loss)	645	1,319	(1,128)
Compliance and consulting income	501	1,110	1,000
Gain (loss) on sale of loans	(69)	1,012	—
Investment portfolio gains (losses)	(308)	721	609
Gain on divestiture activity	608	—	—
Gain (loss) on sale of assets	(342)	11,771	—
Other noninterest income	988	1,529	2,540

Total noninterest income	$7,008	$21,280	$7,834

Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in thousands)

	March 31, 2025	December 31, 2024	March 31, 2024
Cash and cash equivalents	$251,450	$317,913	$640,426
Investment securities available-for-sale	419,617	411,640	349,678
Equity securities	44,317	42,583	41,037
Loans receivable	2,063,296	2,100,131	2,267,310
Less: Allowance for credit losses	(19,165)	(19,663)	(22,804)
Loans receivable, net	2,044,131	2,080,468	2,244,506
Premises and equipment, net	11,489	12,475	19,968
Assets held-for-sale	—	2,278	—
Other assets	248,683	261,347	251,775
Total assets	$3,019,687	$3,128,704	$3,547,390

Noninterest-bearing deposits	$1,033,056	$940,994	$1,391,070
Interest-bearing deposits	1,550,742	1,752,621	1,754,259
Senior term loan	—	—	6,549
Subordinated debt	73,850	73,787	73,602
Liabilities held-for-sale	—	720	—
Other liabilities	51,985	54,791	30,082
Stockholders’ equity	310,054	305,791	291,828
Total liabilities and stockholders’ equity	$3,019,687	$3,128,704	$3,547,390

Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing balances with banks	$445,509	$4,734	4.31%	$358,699	$4,191	4.65%	$549,894	$7,341	5.37%
Investment securities:
Taxable	327,676	2,757	3.41	290,468	2,199	3.01	246,091	1,743	2.85
Tax-exempt [1]	102,681	857	3.38	105,190	851	3.22	106,309	887	3.36
Loans and loans held-for-sale: [2]
Commercial	1,492,238	28,020	7.62	1,504,730	28,727	7.59	1,626,286	32,152	7.95
Tax-exempt [1]	2,826	30	4.31	2,939	32	4.33	3,373	37	4.41
Real estate	546,106	5,862	4.35	560,790	6,025	4.27	576,148	6,612	4.62
Consumer	62,956	1,155	7.44	64,700	1,219	7.50	77,300	1,452	7.55
Total loans	2,104,126	35,067	6.76	2,133,159	36,003	6.71	2,283,107	40,253	7.09
Total earning assets	2,979,992	43,415	5.91	2,887,516	43,244	5.96	3,185,401	50,224	6.34
Less: Allowance for credit losses	(19,630)			(21,542)			(22,258)
Cash and due from banks	6,979			6,407			5,405
Other assets	327,995			284,294			335,029
Total assets	$3,295,336			$3,156,675			$3,503,577

Liabilities
Deposits:
NOW	$481,322	$3,134	2.64%	$529,505	$4,092	3.07%	$555,530	$4,929	3.57%
Money market checking	335,743	2,092	2.53	344,546	2,296	2.65	408,764	3,759	3.70
Savings	89,924	582	2.62	68,875	288	1.66	163,611	1,640	4.03
IRAs	7,722	81	4.25	8,085	92	4.53	7,762	74	3.83
CDs	814,782	9,793	4.87	834,668	10,561	5.03	674,611	8,529	5.08
Repurchase agreements and federal funds sold	3,167	15	1.92	3,904	21	2.14	2,951	—	—
FHLB and other borrowings	5,115	59	4.68	11	—	—	44	1	9.14
Senior term loan	—	—	—	—	—	—	6,736	150	8.96
Subordinated debt	73,828	797	4.38	73,765	804	4.34	73,571	809	4.42
Total interest-bearing liabilities	1,811,603	16,553	3.71	1,863,359	18,154	3.88	1,893,580	19,891	4.22
Noninterest-bearing demand deposits	1,130,900			961,142			1,279,194
Other liabilities	48,684			35,055			42,017
Total liabilities	2,991,187			2,859,556			3,214,791

Stockholders’ equity
Common stock	13,796			13,785			13,659
Paid-in capital	164,967			163,986			161,532
Treasury stock	(16,741)			(16,741)			(16,741)
Retained earnings	170,365			161,382			160,933
Accumulated other comprehensive loss	(28,275)			(25,416)			(30,559)
Total stockholders’ equity attributable to parent	304,112			296,996			288,824
Noncontrolling interest	37			123			(38)
Total stockholders’ equity	304,149			297,119			288,786
Total liabilities and stockholders’ equity	$3,295,336			$3,156,675			$3,503,577

Net interest spread (tax-equivalent)			2.20%			2.08%			2.12%
Net interest income and margin (tax-equivalent)[1]		$26,862	3.66%		$25,090	3.46%		$30,333	3.83%
Less: Tax-equivalent adjustments		(186)			(186)			(194)
Net interest spread			2.17%			2.05%			2.10%
Net interest income and margin		$26,676	3.63%		$24,904	3.43%		$30,139	3.81%
1In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-U.S. GAAP financial measure. See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure included in the tables on page 14.
2 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.

Selected Financial Data
(Unaudited) (Dollars in thousands, except share and per share data)

	Quarterly
	2025	2024	2024
	First Quarter	Fourth Quarter	First Quarter
Earnings and Per Share Data:
Net income	$3,577	$9,440	$4,482
Earnings per share - basic	$0.28	$0.73	$0.35
Earnings per share - diluted	$0.27	$0.72	$0.34
Cash dividends paid per common share	$0.17	$0.17	$0.17
Book value per common share	$23.94	$23.61	$22.73
Tangible book value per common share [1]	$23.85	$23.37	$22.48
Weighted-average shares outstanding - basic	12,948,178	12,937,364	12,810,956
Weighted-average shares outstanding - diluted	13,181,213	13,195,215	13,119,292

Performance Ratios:
Return on average assets [2]	0.4%	1.2%	0.5%
Return on average equity [2]	4.7%	12.7%	6.2%
Net interest margin 3 4	3.66%	3.46%	3.83%
Efficiency ratio [5]	85.2%	72.8%	79.5%
Overhead ratio 2 6	3.5%	4.3%	3.4%
Equity to assets	10.3%	9.8%	8.2%

Asset Quality Data and Ratios:
Charge-offs	$1,387	$2,677	$2,150
Recoveries	$530	$1,153	$835
Net loan charge-offs to total loans 2 7	0.2%	0.3%	0.2%
Allowance for credit losses	$19,165	$19,663	$22,804
Allowance for credit losses to total loans [8]	0.93%	0.94%	1.01%
Nonperforming loans	$20,272	$24,607	$7,546
Nonperforming loans to total loans	1.0%	1.2%	0.3%

Mortgage Company Equity Method Investees Production Data[9]:
Mortgage pipeline	$1,078,835	$1,025,742	$790,771
Loans originated	$1,310,702	$1,325,698	$1,050,089
Loans closed	$888,022	$947,004	$653,306
Loans sold	$644,683	$777,821	$916,115
1 Common equity less total goodwill and intangibles per common share, a non-U.S. GAAP measure. See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure included in the tables on page 14.
2 Annualized for the quarterly periods presented.
3 Net interest income as a percentage of average interest-earning assets.
4 Presented on a fully tax-equivalent basis, a non-U.S. GAAP financial measure.
5 Noninterest expense as a percentage of net interest income and noninterest income, a non-U.S. GAAP measure.
6 Noninterest expense as a percentage of average assets, a non-U.S. GAAP measure.
7 Ratio of charge-offs, less recoveries to total loans.
8 Excludes loans held-for-sale.
9 Information is related to Intercoastal Mortgage Company, LLC and Warp Speed Holdings LLC, entities in which MVB has an ownership interest that are accounted for as equity method investments.

Non-U.S. GAAP Reconciliation: Net Interest Income and Net Interest Margin on a Fully Tax-Equivalent Basis
The following table reconciles, for the periods shown below, net interest income and net interest margin on a fully tax-equivalent basis:

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net interest margin - U.S. GAAP basis
Net interest income	$26,676	$24,904	$30,139
Average interest-earning assets	$2,979,992	$2,887,516	$3,185,401
Net interest margin	3.63%	3.43%	3.81%

Net interest margin - non-U.S. GAAP basis
Net interest income	$26,676	$24,904	$30,139
Impact of fully tax-equivalent adjustment	186	186	194
Net interest income on a fully tax-equivalent basis	$26,862	$25,090	$30,333
Average interest-earning assets	$2,979,992	$2,887,516	$3,185,401
Net interest margin on a fully tax-equivalent basis	3.66%	3.46%	3.83%

Non-U.S. GAAP Reconciliation: Tangible Book Value per Common Share and Tangible Common Equity Ratio
(Unaudited) (Dollars in thousands, except per share data)

	March 31, 2025	December 31, 2024	March 31, 2024
Tangible Book Value per Common Share
Goodwill	$1,200	$2,838	$2,838
Intangibles	—	262	330
Total intangibles	$1,200	3,100	3,168

Total equity attributable to parent	$310,054	305,679	291,850
Less: Total intangibles	(1,200)	(3,100)	(3,168)
Tangible common equity	$308,854	$302,579	$288,682

Tangible common equity	$308,854	$302,579	$288,682
Common shares outstanding (000s)	12,950	12,945	12,841
Tangible book value per common share	$23.85	$23.37	$22.48

Tangible Common Equity Ratio
Total assets	$3,019,687	$3,128,704	$3,547,390
Less: Total intangibles	(1,200)	(3,100)	(3,168)
Tangible assets	$3,018,487	$3,125,604	$3,544,222

Tangible assets	$3,018,487	$3,125,604	$3,544,222
Tangible common equity	$308,854	$302,579	$288,682
Tangible common equity ratio	10.2%	9.7%	8.1%

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